Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement (“Agreement”) is made as of June 15, 2007 by and among LESLIE’S HOLDINGS, INC., a Delaware corporation (“Holdings”), LESLIE’S POOLMART, INC., a Delaware corporation (the “Company” and, together with Holdings, the “Companies”), and MICHAEL L. HATCH (“Mr. Hatch”).

RECITALS

A. The Company is a corporation organized under the laws of Delaware. It is engaged in the business of marketing pool supplies and related pool equipment and products.

B. Holdings was formed in February 2007 and owns 100% of the voting stock of the Company.

C. Mr. Hatch is employed by the Company as its President and Chief Operating Officer. Holdings wishes Mr. Hatch to serve as its President and Chief Operating Officer and serve on its Board of Directors and Mr. Hatch desires to be so employed by the Company and to serve in such capacities.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. Compensation.

a. Salary. Mr. Hatch’s annual salary shall be $320,000.00, less normal withholdings, payable in accordance with the Company’s usual and standard payroll practices.

b. Bonus. Mr. Hatch shall participate in the Company’s Bonus Plan and shall be eligible during each fiscal year for an annual bonus of 60% of his annual salary, based on the achievement by the Company of performance goals established by the Company’s Board of Directors for each such fiscal year, which may include targets related to the earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the Company.

2. Exclusivity of Employment. During Mr. Hatch’s employment with Company (the “Term of Employment”), Mr. Hatch will devote himself full-time to the interests of the Companies and shall not, at any time or place, either directly or indirectly, engage in any other business enterprise, although he may serve on boards and committees of other businesses or industrial groups, attend to personal investments, and engage in civic and charitable endeavors, provided that such activities are not competitive with the business of Company and do not unduly interfere with Mr. Hatch’s attention to his responsibilities under this Agreement.

3. Fringe Benefits. Mr. Hatch shall be eligible to participate in the Company’s benefit plans made generally available by the Company to executives of the Company presently or in the future, subject to and on a basis consistent with the terms, conditions and administration of any such plans. Such benefits currently include four (4) weeks of vacation each year, personal and sick leave, disability, and medical and life insurance.

4. Severance. If Mr. Hatch’s employment is terminated by the Company for any reason other than (i) under its retirement policy, (ii) upon Mr. Hatch’s death or Disability or (iii) for Just Cause, the Company shall pay him a lump sum amount equal to his current annual salary and target bonus, less normal withholdings and will reimburse Mr. Hatch for the premium payable by him for health and medical-care insurance coverage for him and his dependents under COBRA for a period of 12 months after the termination.

For the purpose of this section, a termination for “Just Cause” shall mean a termination of employment for any of the following reasons:

a. Mr. Hatch’s breach of this Agreement or of a material policy of the Board of Directors of Holdings or the Company; or

b. the engaging by Mr. Hatch in willful, reckless or grossly negligent misconduct; or

c. Mr. Hatch’s indictment, charge, conviction or guilty plea (or plea of nolo contendere) with respect of an offense involving moral turpitude or a felony; or

d. Mr. Hatch’s failing or refusing to perform any material obligation or to carry out the reasonable directives of Mr. Hatch’s supervisor consistent with his duties, and Mr. Hatch fails to cure the same within a period of 10 days after written notice of such failure is provided to Mr. Hatch; and

e. the performance of services by Mr. Hatch for any other company, entity, or person which directly competes with the Company during the time Mr. Hatch is employed by the Company, without the written approval of the Board of Company

5. Dispute Resolution. Mr. Hatch, Holdings and the Company agree that any and all disputes, controversies, or claims arising out of or related to this Agreement or its breach, including without limitation, disputes, claims, or controversies concerning the validity of this Agreement, in whole or in part, shall be determined exclusively by final and binding arbitration before a single arbitrator in Phoenix Arizona administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. The arbitrator shall be selected from a list of arbitrators provided by JAMS with substantial professional experience in employment matters. the Company will pay all administration fees associated with the arbitration and the cost of arbitrator, it being the parties’ intention that Mr. Hatch not bear any costs that he would not be required to bear in a court proceeding. The arbitrator’s authority and jurisdiction shall be limited to determining the dispute in arbitration in conformity with law, to the same extent as if such dispute were to be determined as to liability and remedy by a court without a jury. The arbitrator shall render an award that shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law. Holdings, the Company and Mr. Hatch expressly waive all rights to a jury trial in court on all statutory or other claims.

6. Assignability; Third Party Beneficiary.

a. In the event the Company shall merge or consolidate with any other partnership, limited liability company, corporation, or business entity or all or substantially all the Company’s business or assets shall be transferred in any manner to any other partnership, limited liability company, corporation or business entity, such successor shall thereupon succeed to, and be subject to, all rights, interests, duties, obligations of, and shall thereafter be deemed for all purposes hereof to be, the Company hereunder.

b. This Agreement is personal in nature and none of the parties hereto shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except by operation of law or pursuant to the terms of Section 6(a) above.

Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any person, other than the parties hereto, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof.

7. Confidentiality and Trade Secrets. Mr. Hatch recognizes that he will have access to trade secrets and proprietary information (the “Company Information”) of Holdings and the Company and any affiliate of either (a “Company Affiliate”), and he recognizes that should such information be revealed to a competitor, the Company would be materially damaged in an amount difficult to calculate. Except in the performance of his duties to Holdings and the Company, Mr. Hatch shall not, during the Term of Employment and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Company Information. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to or containing Company Information, which Mr. Hatch has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain Company’s sole and exclusive property and shall constitute Company Information. Upon the expiration of the Term of Employment or earlier termination of this Agreement, or whenever requested by the Company, Mr. Hatch shall promptly deliver to Company any and all of Company Information and copies thereof, not previously delivered to Company, that may be in the possession or under the control of Mr. Hatch. The foregoing restrictions shall not apply to the use, divulgence, disclosure or grant of access to Company Information to the extent, but only to the extent, (i) expressly permitted or required pursuant to any other written agreement between or among Mr. Hatch and Company (and/or Company Affiliates), (ii) such Company Information which has become publicly known and made generally available through no wrongful act of Mr. Hatch or of others who were under confidentiality obligations as to the item or items involved, or (iii) Mr. Hatch is required to disclose Company Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction; provided, that Mr. Hatch shall, prior to any such disclosure, immediately notify the Company of such requirement; provided, further, that Company shall have the right, at its expense, to object to such disclosures and to seek confidential treatment of any Company Information to be so disclosed on such terms as it shall determine.

8. Return of All the Company’s Property and Documents. Upon the termination of his employment, Mr. Hatch immediately will return to the Holdings and the Company all property of the Companies, including, without limitation, all documents and information, however maintained (including computer files, tapes and recordings), concerning Holdings or the Company or acquired by Mr. Hatch in the course and scope of his employment (excluding only those documents relating to Mr. Hatch’s own salary and benefits), any laptop computer, Company-owned automobile(s), keys, access cards or credit cards.

9. Noninterference.

a. The Mr. Hatch agrees that during the Term of Employment and for two (2) year subsequent to termination of Mr. Hatch’s employment with the Company for any reason (the “Non-Compete Term”) the Mr. Hatch shall not:

(i) Either directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a “Person”), engage in any Competing Business, whether as an employee, consultant, partner, principal, agent, representative, stockholder or other individual, corporate, or representative capacity, or render any services or provide any advice or substantial assistance to any such Person that engages in a Competing Business. “Competing Businesses” shall include any business which derives material revenue from the sale of swimming pool products or the service of swimming pools.

(ii) Either directly or indirectly, for himself or on behalf of or in conjunction with any other Person, solicit, hire or divert any Person who is, or who is, at the time of termination of the Mr. Hatch’s employment, or has been within six (6) months prior to the time of termination of Mr. Hatch’s employment, an employee of the Company or any Company Affiliate for the purpose or with the intent of enticing such employee away from the employ of any of the Company or any Company Affiliate.

(iii) Either directly or indirectly, for himself or on behalf of or in conjunction with any other Person, solicit, hire or divert any Person who is, or who is, at the time of termination of the Mr. Hatch’s employment, or has been within six (6) months prior to the time of termination of Mr. Hatch’s employment, a customer or supplier of the Company or any Company Affiliate for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Company or any Company Affiliate or (B) in any way interfering with the relationship between such Person and the Company or any Company Affiliate.

b. The covenants in this Section 8 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Agreement shall thereby be reformed to reflect the same.

c. All of the covenants in this Section 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Mr. Hatch against Holdings or the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by Holdings or the Company of such covenants. It is specifically agreed that the period following the termination of the Mr. Hatch’s employment with the Company during which the agreements and covenants of the Mr. Hatch made in this Section 9 shall be effective, shall be computed by excluding from such computation any time during which the Mr. Hatch is in violation of any provision of this Section 9.

d. Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which the Mr. Hatch shall be prohibited from engaging in any competitive activity described in Section 9 hereof, the period of time for which the Mr. Hatch shall be prohibited pursuant to Section 9 hereof shall be the maximum time permitted by law.

10. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Mr. Hatch and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties hereunder of this Agreement shall survive the Mr. Hatch’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

11. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. Remedies. In the event of any breach hereunder, the party not in breach shall have the immediate right to pursue all remedies provided for by law and in equity.

14. Venue and Governing Law. This Agreement is made in accordance with and shall be interpreted and governed by the laws of the State of Arizona.

(SIGNATURE PAGE FOLLOWS)

The parties hereto have executed this Agreement as of the date first stated above.

LESLIE’S POOLMART, INC.

By:	/s/ Lawrence H. Hayward
Name:	Lawrence H. Hayward
Title:	Chief Executive Officer

LESLIE’S HOLDINGS, INC.

By:	/s/ Lawrence H. Hayward
Name:	Lawrence H. Hayward
Title:	Chief Executive Officer

/s/ MICHAEL L. HATCH
MICHAEL L. HATCH